Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

Joseph M. Paiva
Chief Financial Officer
Orthovita, Inc.
610-407-5233 or 800-676-8482

KENSEY NASH CORPORATION AND ORTHOVITA, INC. ANNOUNCE NEW AGREEMENTS TO JOINTLY DEVELOP SOFT TISSUE REPAIR PRODUCTS AND EXTEND CO-DEVELOPMENT RELATIONSHIP

March 3, 2005, EXTON, PA; MALVERN, PA -Kensey Nash Corporation (Nasdaq: KNSY) and Orthovita, Inc. (NASDAQ: VITA) today jointly announced they have expanded on their existing relationship and have agreed to pursue co-development of soft tissue repair products for orthopedics. In addition, the companies agreed to a lengthened term of their original co-development agreement signed in March 2003, which has led to the launching of four product lines in the last twelve months, with more products planned.

Similar to the terms of the original agreement, Kensey Nash will manufacture the new co-developed soft tissue products and Orthovita will market and sell the products worldwide through its focused biomaterials distribution channel, with Kensey Nash receiving a royalty on the net sales. The new products are expected to be available for launch in calendar year 2006 pending receipt of required regulatory clearances. In addition, the first agreement, under which the VITOSS FOAM products have been commercialized, has been extended until 2014.

“Our co-development activities with Orthovita have been very synergistic,” commented Joe Kaufmann, President and CEO of Kensey Nash Corporation. “With these new agreements, we are looking to build on the successful relationship we have already established with Orthovita, and to extend the clinical applications of our BioBlanket™ and other related soft tissue technologies. Orthovita’s distribution system, specializing in biomaterials products for the orthopedic sector, is unique in the industry. Their focus has been an important factor in the success of the co-developed VITOSS FOAM products launched to date,” he concluded.

“Orthovita continues to identify new clinical targets for biomaterials products in the orthopedic space,” said Antony Koblish, President and CEO of Orthovita. “Kensey Nash’s extensive development expertise, in combination with our own, has been very valuable for us quickly getting useful products to surgeons to meet their clinical needs. We are pleased to be able to expand and diversify our biomaterials franchise to include bone and now soft tissue management products.”

Additional terms of the new agreements were not disclosed.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal® Vascular Closure Device, which is licensed to St. Jude Medical, Inc. The Company's TriActiv® Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is commercialized in the European Union. The Company has submitted an application for 510(k) clearance for its TriActiv® System to the U.S. Food and Drug Administration, following the completion of a major clinical study.

About Orthovita, Inc. Orthovita is a leading biomaterials company with proprietary technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. The Company’s products are used in the regeneration of bone and soft tissue. Its near-term commercial business is based on its VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and VITAGEL™ Surgical Hemostat, which is a safe adherent matrix and an impermeable barrier to blood flow. Orthovita’s longer-term U.S. clinical development program is focused on our CORTOSS® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc., to develop and market novel synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements that reflect each of Kensey Nash’s and Orthovita’s current expectations about its prospects and opportunities. The companies have tried to identify these forward-looking statements by using words such as "believe," "expects," "anticipates," "will," "should" or similar expressions, but these words are not the exclusive means for identifying such statements. The companies caution that a number of risks, uncertainties, and other important factors could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, these forward-looking statements, including, without limitation, the ability of Kensey Nash and Orthovita to successfully develop and commercialize the products contemplated by the new agreement. For a more detailed discussion of these and other factors, please see Kensey Nash's and Orthovita’s filings with the Securities and Exchange Commission. Except as expressly required by the federal securities laws, the companies undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.